Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement on Form S-1 of Ouster, Inc., as the successor to Colonnade Acquisition Corp., of our report dated March 8, 2021 (which includes an explanatory paragraph as to the Company’s ability to continue as going concern), with respect to our audit of the consolidated financial statements of Colonnade Acquisition Corp. as of December 31, 2020 and for the period from June 4, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

April 1, 2021